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CANWEST MEDIA INC. and CANWEST TELEVISION LIMITED PARTNERSHIP CDN.$105,000,000 12% Senior Secured Notes _________________ NOTE PURCHASE AGREEMENT __________________ Dated May 20, 2009

TABLE OF CONTENTS

1	DEFINITIONS		1
2	SALE AND PURCHASE OF SENIOR SECURED NOTES		1
	2.1	Purchase and Sale	1
	2.2	Closing	2
	2.3	Delivery	2
	2.4	Additional Notes	2
3	TERMS OF THE NOTES		2
	3.1	Commitment	2
	3.2	Interest Rate	2
	3.3	Currency of Fees and Repayment	2
	3.4	Purpose	2
4	DECISIONS BY PURCHASERS		3
5	SECURITY		3
6	MANDATORY REPAYMENT		4
7	VOLUNTARY REPAYMENTS		5
8	PAYMENT OF INTEREST		5
9	CONDITIONS PRECEDENT TO FUNDING		5
10	REPRESENTATIONS AND WARRANTIES		7
11	COVENANTS		9
12	EVENTS OF DEFAULT		16
13	REMEDIES		18
14	GUARANTEE		18
15	PURCHASER REPRESENTATIONS AND WARRANTIES		21
16	EXPENSES		21
17	TAXES		21
18	NOTES		22
	18.1	Transfer and Exchange of Notes	22
	18.2	Replacement of Notes	22
	18.3	Notes Held by Issuers, etc.	22
19	MISCELLANEOUS		23
	19.1	Further Assurances	23
	19.2	Unrestricted Purchasers	23
	19.3	Debtor in Possession Financing	23
	19.4	Disclosure	23
	19.5	Conflict	23
	19.6	Amendments and Waivers	23

(i)

19.7	Assignments	24
19.8	Governing Law	24
19.9	Currency	24
19.1	Exclusivity	24
19.1	Confidentiality	24
19.1	Counterparts and Facsimile; Signatures	25
19.1	Indemnity	25
19.1	No Waiver	25
19.2	Remedies	26
19.2	Severability	26
19.2	Conflict of Terms	26
19.2	Notices	26
19.2	Section Titles	27
19.2	Reinstatement	27
19.2	No Strict Construction	27
19.2	Permitted Liens	27
19.2	Existing Indenture	27
19.2	Principles of Construction	27

(ii)

CANWEST MEDIA INC.

and

CANWEST TELEVISION LIMITED PARTNERSHIP

NOTE PURCHASE AGREEMENT
12% Senior Secured Notes

THIS AGREEMENT made as of the 20th day of May, 2009.

A M O N G:

CANWEST MEDIA INC. (“CMI”) and CANWEST TELEVISION LIMITED PARTNERSHIP, by its general partner CANWEST TELEVISION GP INC.

(each, an “Issuer”, and collectively, the “Issuers”)

- and -

All guarantors (as listed in Schedule E) that have provided guarantees for the Existing Facility,

(collectively, the “Guarantors”)

- and -

The parties listed on the signature pages hereto, as “Purchasers”, together with their successors and assigns

(each, a “Purchaser” and collectively the “Purchasers”)

1.	DEFINITIONS

Defined terms used in this Agreement are defined in Schedule F.

2.	SALE AND PURCHASE OF SENIOR SECURED NOTES

2.1	Purchase and Sale

Subject to the terms and conditions of this Agreement, the Issuers shall issue and sell to the Purchasers and the Purchasers shall purchase from the Issuers the equivalent amount in US dollars of $105,000,000 Canadian dollars (based on an exchange rate to be agreed) in aggregate principal amount of senior secured promissory notes (the “Notes”) on the Closing Date on the terms set forth herein, which Notes shall be in the form set out in Exhibit A hereto and in the amounts set forth on Schedule G hereto. The purchase price for the Notes shall be the equivalent amount in US dollars of $100,000,000 Canadian dollars (based on an exchange rate to be agreed) (the “Purchase Price”). The Purchasers’ obligations hereunder are several and not joint or joint and several obligations, each in accordance with Schedule A, and no Purchaser shall have liability to any Person for the performance or non-performance by any Person.  The terms of the Notes are set forth in this Agreement and in the Notes.  The Notes will be secured, along with the CIT Facility by the Existing Security.  The security structure is described more fully in Section 5.

2.2	Closing

The closing of the purchase and sale of the Notes pursuant to this Agreement shall be held at the offices of Osler Hoskin & Harcourt LLP, at 12:00PM on Thursday, May 22, 2009 (the “Closing Date”).

2.3	Delivery

At closing, the Issuers shall deliver to the Purchasers the Notes, duly executed, and free and clear of all Liens and the Purchasers shall pay the Purchase Price to the Issuers.

2.4	Additional Notes

In the event that any Purchaser funds additional US dollars to the Issuers on or after the Closing Date in order to ensure that the Issuers receive the equivalent of $100,000,000 Canadian dollars as the Purchase Price (calculated as of the Closing Date), the Issuers shall issue additional Notes at the time of such funding to such Purchaser in the form set out in Exhibit A and on the same terms and conditions set forth herein.

3.	TERMS OF THE NOTES

3.1	Commitment

Each Purchaser commits to purchase its pro rata share of the Notes on the Closing Date in accordance with its commitment set forth on Schdule A hereto (each, a “Commitment”).

3.2	Interest Rate

Interest shall be paid at the rate of 12%, to be paid in cash on the terms set forth in Section 8.

3.3	Currency of Fees and Repayment

All repayments shall be made in US dollars.  All interest and fees on the notes shall be payable in US dollars.

3.4	Purpose

(a)
The proceeds from the Notes shall be used for the following purposes:  (i) to repay any and all outstanding obligations under the Credit Agreement, dated as of October 13, 2005, among CMI, the guarantors party thereto, the lenders party thereto and The Bank of Nova Scotia (as amended or otherwise modified through the date hereof, the “Existing Credit Agreement”, and the credit facility made available pursuant thereto, the “Existing Facility”), which repayment shall include the replacement or cash collateralization of any letters of credit issued thereunder and the repayment of related hedging obligations to The Bank of Nova Scotia; (ii) subject to the following paragraph, to pay legal fees and expenses in connection with this Agreement, to provide cash collateral to the Bank of Nova Scotia in connection with cash management obligations and to pay other legal fees and expenses; and (iii) to provide for short-term working capital liquidity needs and general operating expenses.

(b)
Notwithstanding the foregoing, the proceeds from the Notes shall only be used in accordance with the Funding Forecast and the most recent 3 Month Forecast that have been approved by the Purchasers.  No proceeds from the Notes or the CIT Facility shall be used to fund any debt structuring fees (including any placement or similar fees) without the consent of the Purchasers, other than fees payable to the Purchasers, CIT and their respective professional advisors or fees payable to Royal Bank of Canada and its affiliates in the amount of $3,025,000 under the terms of its existing engagement.

4.	DECISIONS BY PURCHASERS

4.1
Subject to Section 4.2, any actions taken or not taken under this Agreement or any other document delivered in connection herewith by the Purchasers may be taken upon the direction of Purchasers who hold Notes in an aggregate principal amount equal to at least 66 2/3% of aggregate principal amount of all Notes outstanding at a given time (the “Required Purchasers”).

4.2	The following actions may only be taken with the prior unanimous written consent of all of the Purchasers:

(a)	increasing the amount of the Notes or the commitment of any Purchaser under the Notes;

(b)	decreasing the interest rates or fees applicable to the Notes;

(c)	extending the date fixed for payment of principal, interest, fees or any other amount relating to the Notes;

(d)	amending the Maturity Date of the Notes;

(e)	the subordination of the Security or permitting new or existing indebtedness to rank pari-passu with the Notes or the Security;

(f)	the release or material amendment of the security documents provided pursuant to this Agreement; and

(g)	any amendment to this Section 4 of the Agreement.

5.	SECURITY

5.1
The Notes shall be provided concurrently with an asset-based facility (the “CIT Facility”) provided by CIT Business Credit Canada Inc. (“CIT”).  Each of the Notes and the CIT Facility shall be secured by a first-priority perfected Lien in all property, assets and undertaking of the Issuers and the Guarantors, subject to the Intercreditor Terms  (collectively, the “Collateral”).  The security for the Existing Facility granted in favour of CIBC Mellon Trust Company, in such capacity, pursuant to the 2005 collateral agency agreement setting out the terms of such agency (the “Collateral Agent”) for the benefit of the creditors noted therein (the “Existing Security”) shall be held by CIBC Mellon Trust Company for the benefit of securing the Notes and the CIT Facility.

5.2	[CANWEST redacted the priority of collateral in Section 5.2 for confidentiality reasons.]

5.3	For the purposes of this Agreement, “Lien” means any mortgage, charge, hypothec, lien and security interest of any kind or nature whatsoever.

6.	MANDATORY REPAYMENT

6.1
The Notes shall be repayable in full on the date (the “Maturity Date”) which is the earlier of (i) the date that is 6 months after the Closing Date, subject to the following sentence and (ii) the occurrence of an Event of Default that has resulted in an acceleration of the Notes.  The Maturity Date in clause (i) may be extended at the option of the Issuers for an additional 3 month period, subject to the following conditions: the Issuers shall pay to each Purchaser a special interest payment in cash on the date of the extension in an amount of 1% of the aggregate principal amount of Notes held by such Purchaser; all representations and warranties set out in this Agreement shall remain true and correct as of the extension date and no Default or Event of Default shall have occurred as of such date (and the Issuers shall have delivered a certificate from the Chief Financial Officer to such effect); and cash flow forecasts shall have been approved by the Purchasers on the terms set forth below and delivered for the entire extension period by the Issuers.

6.2	Subject to Section 6.3, the Issuers will be required to make additional repayments with the following:

(a)
100% of the net proceeds of any sale or other disposition of property or assets of any Issuer or Guarantor that is permitted by this Agreement (other than net cash proceeds of sales or other dispositions of inventory in the ordinary course of business or a Turkish Asset Sale);

(b)
100% of the net proceeds of any sale or other disposition of property or assets of a subsidiary of a Guarantor or an Issuer that is not a Guarantor (a “Non-Guarantor”) that are distributed to a Guarantor or an Issuer under the terms of the constituent documents for such Non-Guarantor or loan documentation to which such Non-Guarantor is a party (other than net cash proceeds of sales or other dispositions of inventory in the ordinary course of business or a Turkish Asset Sale);

(c)	100% of the net proceeds from the sale or issuance of any equity securities by any Issuer or Guarantor that is permitted by this Agreement;

(d)
100% of the net proceeds from the sale or issuance of any equity securities by a Non-Guarantor that are distributed to a Guarantor or an Issuer under the terms of the constituent documents for such Non-Guarantor or loan documentation to which such Non-Guarantor is a party;

(e)	100% of the net proceeds of the incurrence of indebtedness (other than indebtedness incurred under the CIT Facility) by any Issuer or Guarantor that is permitted by this Agreement; and

(f)	100% of insurance proceeds paid on account of any loss of any property or assets of any Issuer or Guarantor.

6.3	[CANWEST redacted the priority of collateral in Section 6.3 for confidentiality reasons.]

6.4
For the purposes of this Agreement, “Turkish Asset Sale” shall mean the sale of the shares or assets of Canwest Medya A.S., Canwest Medya Yönetim Ticaret U.C. A.S., Karaköy Televizyon ve Radyo Yayinciliĝi Ticaret A.S., CGS Televizyon ve Radyo Yayinciliĝi Ticaret A.S., Pasifik Televizyon ve Radyo Yayinciliĝi Ticaret A.S., Galata Televizyon ve Radyo Yayinciliĝi Ticaret A.S., and Halic Televizyon ve Radyo Yayinciliĝi A.S. or the sale of any amounts receivable from such entities or their shareholder, as applicable, pursuant to notes made to such entities or their shareholder by Canwest Irish Holdings (Barbados) Inc. or Canwest International Communications Inc. (all such assets collectively, the “Turkish Assets”).

6.5	Any partial repayment of the Notes shall be applied to all of the Notes at a given time pro rata in accordance with the aggregate outstanding principal amount thereof at such time.

7.	VOLUNTARY REPAYMENTS

Voluntary prepayments shall be permitted at any time, subject to payment of the applicable fees described above.

8.	PAYMENT OF INTEREST

8.1
Interest shall be payable monthly in arrears on the first Business Day of the following month and on the Maturity Date, commencing with the period starting on May 19, 2009.  The first interest payment date shall be payable on June 1, 2009.  Interest shall be calculated daily for the actual number of days elapsed in the period during which it accrues based on a year of 365 days.  “Business Day” means each day other than a Saturday or Sunday or a statutory or civic holiday that banks are open for business in Toronto, Ontario, Canada.

8.2
For purposes of the Interest Act (Canada), where in this Agreement or the Notes a rate of interest is to be calculated on the basis of a year of 365 days, the yearly rate of interest to which the rate is equivalent is the rate multiplied by the number of days in the year for which the calculation is made and divided by 365, as applicable.

8.3
If any provision of this Agreement or the Notes would obligate a Issuer to make any payment of interest or other amount payable to the Purchasers in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Purchasers of interest at a criminal rate (as defined under the Criminal Code (Canada)), then notwithstanding that provision, that amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or result in a receipt by the Purchasers, as the case may be, of interest at a criminal rate, the adjustment to be effected, to the extent necessary, as follows:

(a)	firstly, by reducing the amount or rate of interest required to be paid to the Purchasers under this provision; and

(b)
thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Purchasers which would constitute interest for purposes of Section 347 of the Criminal Code (Canada).

9.	CONDITIONS PRECEDENT TO FUNDING

The issuance of the Notes shall be subject to the following conditions precedent, all of which shall be for the benefit of the Purchasers and shall be satisfied prior to the purchase of the Notes (or, at the option of the Purchasers, on the basis of a post-closing undertaking acceptable to the Purchasers), in each case in form and substance satisfactory to the Purchasers:

(a)
execution and delivery by the Issuers and the Guarantors of this Agreement, the Notes and all such other documents as the Purchasers reasonably require, including without limitation a side-letter with respect to potential proceedings under the CCAA or comparable legislation;

(b)
delivery of all Existing Security and an officer’s certificate confirming its completeness and accuracy and execution and delivery by all necessary parties thereto (and satisfaction with the terms thereof) of the credit confirmation required to be delivered under the terms of the existing collateral agency agreement (and upon such delivery, the Existing Security and the Quebec Security as defined below shall collectively be the “Security”);

(c)	delivery of all new security documentation required by the Purchasers in the Province of Quebec to create and perfect the Liens on the Collateral (the “Quebec Security”);

(d)	registration of the TEN shares in the name of Collateral Agent;

(e)
(i) completion of all necessary lien and other searches, together with all registrations, filings and recordings wherever the Purchasers deem appropriate in connection with the requirements in clause (b), and (ii) satisfaction that there are no mortgages, pledges, charges, security interests, liens or other liens ranking ahead of any security held by the Purchasers, except (A) as provided for herein, (B) as arising by operation of law in the ordinary course of business without any contractual grant of security or (C) as have been previously disclosed in lien searches delivered to the Purchasers’ counsel by Osler, Hoskin & Harcourt LLP (collectively, “Permitted Liens”);

(f)
satisfaction with (i) the total amount of all outstanding obligations owing under the Existing Facility (including without limitation all professional fees) and all related hedging obligations, (ii) the payout arrangements and related documentation for the Existing Facility and all related hedging obligations and (iii) the releases given by the lenders under the Existing Facility and related hedge providers and (iv) the costs associated with all letters of credit that are to remain outstanding in connection with the Existing Facility;

(g)
satisfaction that each of the Issuers and Guarantors has complied with and is continuing to comply in all material respects with all applicable laws, regulations and policies and the requirements of applicable regulators in relation to its activities, to the extent that the failure to comply would have a material adverse effect on the business of any Issuer or Guarantor;

(h)
execution and delivery of closing certificates by each Issuer and Guarantor, together with all customary attachments thereto including without limitation board resolutions, governing documents and evidence of incumbency;

(i)
delivery of all necessary legal opinions from relevant counsel to the Issuers and the Guarantors, including without limitation opinions confirming that the obligations under the Notes are secured by the Existing Security;

(j)
the closing of the CIT Facility, and satisfaction with the terms of and all documentation for (A) the CIT Facility and (B) all intercreditor terms governing the priorities and other matters between the Notes and the CIT Facility (the “Intercreditor Terms”);

(k)
satisfaction with (i) a 4 week cash flow for the Issuers and their affiliates for the period from April 20, 2009 to May 15, 2009 and (ii) a 3 month cash flow forecast for the Issuers and their affiliates ((i) and (ii) collectively, the “Funding Forecast”);

(l)
satisfaction that, after giving effect to the purchase of Notes and the closing of the CIT Facility, the Issuers and the Guarantors shall have sufficient liquidity to fund their operations in accordance with the Funding Forecast;

(m)
execution and delivery of amendments to the confidentiality, non-disclosure and non-use agreements entered into between inter alia, CMI and the Purchasers and the Purchasers’ financial and legal advisors, in each case to remove any restrictions on such parties from contacting any other parties involved in the Restructuring Transactions (provided that such parties report to and keep the Issuers apprised forthwith as to the substance and nature of any material contact), which amendments shall be in form and substance satisfactory to the Purchasers;

(n)
certification by the Issuers and Guarantors that: (i) all representations and warranties contained in this Agreement remain true and correct as of the Closing Date and that no Default or Event of Default has occurred and is continuing or would result from the purchase of Notes contemplated hereby; and (ii) all representations and warranties contained in the Existing Security remain true and correct in all material respects as of the Closing Date (unless specifically given with reference to an earlier date, in which case such representations and warrants shall be true and correct as of such earlier date); and

(o)
all of the expenses of each of the Collateral Agent, the Purchasers and the Ad Hoc Committee previously incurred in connection with the Notes and the restructuring transactions, including, without limitation, legal fees of counsel to the Collateral Agent, the Purchasers and the Ad Hoc Committee shall have been paid in full.

10.	REPRESENTATIONS AND WARRANTIES

Each Issuer and each Guarantor makes each of the following representations and warranties with respect to itself:

(a)
The transactions contemplated by this Agreement and all documents delivered pursuant to the terms hereof, including without limitation the Notes and the Security:  (i) are within the powers of each Issuer and each Guarantor who has executed such documents; (ii) have been duly authorized by all necessary corporate and, if required, partnership shareholder approval; (iii) have been duly executed and delivered by or on behalf of each Issuer and each Guarantor who has executed such documents; (iv) constitute legal, valid and binding obligations of each Issuer and each Guarantor who has executed such document, enforceable in accordance with their terms; (v) do not require the consent or approval of, registration or filing with, or any other action by, any governmental authority or any party to a Material Contract, other than filings which may be made to register or otherwise record (or assign) the Security; and (vi) will not violate the charter documents or bylaws of any of any Issuer or any Guarantor who has executed such documents or any applicable law relating to such parties;

(b)	There is no Default or Event of Default that has occurred and is continuing as of the date hereof;

(c)
The Security is effective to create a valid and continuing perfected Lien on the Collateral in favour of the Collateral Agent for the benefit of the Purchasers having the priority set forth herein, subject only to Permitted Liens, and there are no other creditors secured by the Existing Security (after giving effect to the prepayment in full of the Existing Facility on the Closing Date) other than the Purchasers and the lenders under the CIT Facility;

(d)
There are no Liens on the Ten shares other than a Lien in favour of the Collateral Agent under the Equitable Mortgage of Securities among Irish Holdings and the Collateral Agent (the “Equitable Mortgage”); there are no contractual arrangements affecting the Ten shares other than the Equitable Mortgage and the Participant Sponsorship Agreement (the “Participant Agreement”) among Irish Holdings, the Collateral Agent and Citigroup Global Markets Australia Pty Limited, which agreements have not been amended or modified since they were entered into; and all of the representations and warranties of Irish Holdings contained in the Equitable Mortgage remain true and correct on the Closing Date as if set forth herein;

(e)	The Issuers and Guarantors maintain appropriate insurance coverage in amounts and on terms that are customary in the industry of the Issuers and Guarantors;

(f)
Neither Irish Holdings nor Canwest Ireland Nominee Ltd. have any assets or liabilities other than (i) customary liabilities associated with a holding company including without limitation legal and accounting expenses in an amount not to exceed $150,000 in the aggregate, (ii) the TEN shares, (iii) guarantees provided of the Notes. the Existing Facility (pending the funding of the Notes and the CIT Facility), the CIT Facility and the 8% Notes and (iv) intercompany obligations owed to Canwest Mediaworks Ireland Holdings by CMI in the amount of approximately $72,000,000;

(g)
All retainers for professionals and advisors engaged by any Issuer or Guarantor (or any of their subsidiaries) as of the date hereof, including with respect to the Restructuring Transactions (other than retainers for local counsel that are not material), and all policies of directors’ and officers’ insurance maintained by any Issuer or Guarantor have been disclosed to the Purchasers and their advisors, and there are no directors or employees trusts that have been established by any Issuer or Guarantor;

(h)
The quantum and nature of all payments, on a monthly basis, to senior executives and their related parties and all bonus payments contractually required to be paid to any senior executive or their related party have been disclosed in writing to the Purchasers and their advisors.

(i)
Neither the financial statements delivered to the Purchasers or their advisors from time to time nor any other written statement or information (other than projections, which are subject to following sentence) furnished by or on behalf of or at the direction of any Issuer or Guarantor to the Purchasers or their advisors in connection with the negotiation, consummation or administration of this Agreement contain, as of the time such statements were so furnished, any untrue statement of a material fact or an omission of a material fact as of such time, which material fact is necessary to make the statements contained therein not misleading and all such statements, taken as a whole, together with this Agreement, the Notes, the Security and all other relevant documents do not contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein or therein not misleading.  All financial projections furnished or made available by the Issuers and the Guarantors to the Purchasers and their advisors have been prepared in good faith, on the basis of all known facts and using reasonable assumptions and the Issuers and the Guarantors believe such projections to be fair and reasonable.

(j)
All written information furnished by or on behalf of the Issuers and the Guarantors to the Purchasers or their advisors for the purposes of, or in connection with, this Agreement, the Notes, the Security or any other relevant document or any other transaction contemplated thereby, is true and accurate in all respects on the date as of which such information is dated or certified, and not incomplete by omitting to state any material fact necessary to make such information not misleading at such time in light of then-current circumstances.

(k)
All documents and information filed with relevant securities authorities by the Issuers and Guarantors comply with all applicable laws and, at the time filed, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(l)
At the time of funding, all of the representations and warranties contained in Article 3 of the Credit Agreement, to be dated as of the Closing Date, among CMI, the guarantors party thereto from time to time, the lenders party thereto from time to time, and CIT Business Credit Canada Inc., as agent, which credit agreement establishes the CIT Facility (the “CIT Credit Agreement”) are true and correct as if such representations and warranties were set forth herein, mutatis mutandis, such that, without limitation, (i) the “Borrower” as defined therein shall refer to the Issuers, (ii) the “Lenders” as defined therein shall refer to the Purchasers, (iii) “Credit Party” as defined therein shall refer to the Issuers and the Guarantors collectively, (iv) “Agreement” shall refer to this Agreement, (v) “Loan Documents” shall refer to this Agreement, the Notes, the Security and all other documents delivered pursuant to the terms thereof, and (vi) “Obligations” shall refer to the obligations under this Agreement, the Notes, the Security and all other documents delivered pursuant to the terms thereof.

11.	COVENANTS

Each Issuer and Guarantor covenants and agrees to comply with the following covenants:

(a)	The Issuers and the Guarantors shall duly and punctually pay all principal, interest, fees and other amounts on the Notes and contemplated by this Agreement when due and payable.

(b)	The Issuers and the Guarantors shall use the proceeds of the Notes only in accordance with Section 3.4.

(c)	The Issuers and the Guarantors shall maintain at all times adequate insurance coverage of such kind and in such amounts and against such risks as is prudent for a business of an established reputation with financially sound and reputable insurers in coverage and scope acceptable to the Purchasers, it being agreed that the coverage levels at closing are acceptable as of such date.

(d)	The Issuers shall deliver to each of the Purchasers:

(i)
monthly financial statements of the Issuers and the Guarantors which are material operating subsidiaries within 20 days of the end of each calendar month along with a certificate of the Chief Financial Officer of the Issuers certifying that no Default or Event of Default has occurred;

(ii)
along with delivery of the monthly financial statements, a weekly cash flow forecast (each, a “3 Month Forecast”) for the 3 month period commencing with the following month, which 3 Month Forecast shall have been approved in advance by the Purchasers (and in support of which approval right the Issuers shall provide all background documentation requested by the Purchasers); provided, that such 3 Month Forecast shall not be required to be approved for any period commencing after the Maturity Date (assuming an extension of the Maturity Date as contemplated by this Agreement);

(iii)
on the fourth Business Day of each week, report as to the last week’s actual cash flows accompanied by a variance analysis explaining how and why actual results for the immediately preceding week varied from the applicable week in the 3 Month Forecast and/or from the Funding Forecast;

(iv)
on the second Business Day of each week, a summary of all bank account balances, cash collections and disbursements of the Issuers and Guarantors summarized in detail (by category and operating divisions) as of the close of the last Business Day of the previous week;

(v)
on the first Business Day of each week, a weekly status update and plan regarding the Restructuring Transactions (including reports on the progress of any sale or investment process and information which may otherwise be confidential subject to the same being maintained as confidential by the Purchasers and their advisors, subject to usual exceptions);

(vi)
concurrently with the delivery thereof pursuant to the terms of the CIT Credit Agreement (as amended, restated, replaced or otherwise modified from time to time), copies of any collateral reports, valuations, financial information or any other documents or information delivered to the lenders under the CIT Credit Agreement (as amended, restated, replaced or otherwise modified from time to time);

(vii)
notice forthwith upon any Issuer or Guarantor determining that there will be a material change from the Funding Forecast or a 3 Month Forecast, or of any other material developments with respect to the business and affairs of any Issuer, any Guarantor or any of their subsidiaries (including without limitation Ten);

(viii)	notice forthwith upon any Issuer or Guarantor receiving notice from any creditor, landlord or other third party delivering a notice of default, demand, acceleration or enforcement in respect of any material obligation of any Issuer or any Guarantor;

(ix)
from and after the Closing Date, notice forthwith, and copies of, any discussion papers, agreements, letters of intent, funding or financing proposals, commitment letters, offers or agreements entered into or relating to the business of any Issuer or any Guarantor other than a proposal from the Purchasers (each, a “Financing Proposal”); provided, that disclosure of copies of unsolicited unilateral Financing Proposals containing confidentiality restrictions shall not be required to be disclosed until such restrictions have been removed, and the Issuers or Guarantors shall negotiate in good faith to remove such restrictions (and if unsuccessful, the Issuers or Guarantors shall not be entitled to pursue such Financing Proposals any further);

(x)	notice forthwith of any event or occurrence that, with notice or the passage of time or both, would be an “Event of Default” hereunder (a “Default”); and

(xi)	such other information as may be requested by the Purchasers or their advisors from time to time acting reasonably.

(e)
The Issuers and the Guarantors shall ensure that, (i) as of any date, each of the actual total receipts and capital expenditures of the Issuers and the Guarantors for the previous 4-week period will not exceed by more than 10% the comparable item for the Issuers and the Guarantors for such period as set forth in the Funding Forecast, as such item may be updated in the most recent 3 Month Forecast that was approved by the Purchasers, and (ii) as of any date, each of the net operating cash flow and total net cash flow of the Issuers and the Guarantors for the previous 4-week period will not exceed the greater of 10% or $1,500,000 in excess of the comparable item for the Issuers and the Guarantors for such period as set forth in the Funding Forecast, as such item may be updated in the most recent 3 Month Forecast that was approved by the Purchasers.

(f)
Neither the Issuers nor the Guarantors shall take any action whatsoever (including, without limitation, any sale or loan transaction, the incurrence of Indebtedness including any guarantees thereof, recapitalization or equity issuance or any other action outside of the ordinary course of business) that could reasonably be expected to have an adverse or dilutive (in the case of shares) effect on (a) the TEN shares held by Canwest MediaWorks Ireland Holdings (“Irish Holdings”), (b) the Equitable Mortgage, (c) Irish Holdings or (d) the guarantee of Irish Holdings of the 8% Notes and the structural priority created thereby.  Neither the Issuers nor the Guarantors shall consent to or co-operate in any such action by TEN and shall take all steps within their powers to prevent such action by TEN, and to the knowledge of the Issuers and the Guarantors, Ten does not have any current intention to take any such action..

(g)
The Issuers and the Guarantors shall complete the milestones set forth in Schedule B (the “Milestone Conditions”) within the timeframes contemplated by Schedule B and shall comply with all other terms, conditions and covenants contained in the Note Agreement, the Definitive Note Agreement and this Agreement.

(h)	Following reasonable advance notice, the Issuers and the Guarantors shall, to the extent permitted by law:

(i)
provide the Purchasers and each of their advisors who have signed a confidentiality and non-disclosure agreement in favour of and on the terms acceptable to the Issuers (a “Confidentiality Agreement”) with reasonable access to the offices, notes, and books and records of the Issuers and the Guarantors during normal business hours;

(ii)	make the officers and legal and financial advisors of the Issuers and the Guarantors available on a reasonable basis for any discussions with any signatory to a Confidentiality Agreement;

(iii)	keep each signatory to a Confidentiality Agreement informed as to the matters contemplated by this Agreement and the Restructuring Transactions; and

(iv)
if not permitted, to use commercially reasonable efforts to request the permission of any third parties with whom it has a contractual obligation of confidentiality to disclose any information required by this Agreement;

(i)
Neither the Issuers nor the Guarantors shall be entitled to make any Restricted Payment, provided that the Issuers alone shall be entitled to:  (i) make Restricted Payments between each other and to National Post Company General Partnership; and (ii) make restricted payments to any other Guarantor that is necessary to fund such Guarantor’s operating expenses in accordance with the Funding Forecast or a 3 Month Forecast.

(j)
Neither the Issuers nor the Guarantors shall amalgamate, consolidate with or merge into or sell all or substantially all of their assets to another entity, or change the nature of their business or their corporate or capital structure.

(k)
Neither the Issuers nor the Guarantors shall prepay, redeem prior to maturity, defease, repurchase or make other prepayments in respect of any Indebtedness, (other than as required hereby or by the CIT Facility and other than any repayment of the CIT Facility in connection with the revolving nature thereof).

(l)
Neither the Issuers nor the Guarantors shall transfer, lease or otherwise dispose of all or any part of its property, assets or undertaking over $500,000 at any one time or aggregating over $2,000,000 during the term of the Notes (excluding a Turkish Asset Sale), and all proceeds of any such disposition shall be subject to application as described in Section 6.

(m)
Neither the Issuers nor the Guarantors shall create, incur or guarantee any Indebtedness for borrowed money other than indebtedness and guarantees existing on the Closing Date that have been disclosed in writing to the Purchasers and Indebtedness under the Notes, this Agreement and the CIT Facility.

(n)	Neither the Issuers nor the Guarantors shall make any new Investments or acquisitions of any kind, direct or indirect, other than Investments in Canwest Television Limited Partnership by CMI.

(o)
Neither the Issuers nor the Guarantors shall create any Liens on the Collateral other than Permitted Liens, and in any event, shall not create any new Liens which are senior to, or pari passu with, the Liens of the Collateral Agent under the Security (other than, (A) prior to the creation of the DIP Charge, non-consensual liens by operation of law that are permitted under the terms of this Agreement and (B) upon creation of the DIP Charge, the Administrative Charge).

(p)
Neither the Issuers nor the Guarantors shall materially increase compensation or severance entitlements or other benefits payable to directors, officers or employees (including by way of a “KERP”), or pay any bonuses whatsoever, other than as required by law or pursuant to the terms of existing benefit plans or employment contracts. Notwithstanding the foregoing, neither the Issuers nor the Guarantors shall be entitled to make any severance or other similar payments to directors or senior officers unless such payments are specifically listed in the most recent 3 Month Forecast approved by the Purchasers, or make any bonus or KERP payments to directors or senior officers.

(q)
Neither the Issuers nor the Guarantors shall be entitled to pay any professional or advisory fees unless such fees are specifically listed in the most recent 3 Month Forecast approved by the Purchasers; provided, that the Issuers and the Guarantors shall be entitled to make ordinary course professional fee and legal fee payments that are not success-based or lump sum payments without specifically listing such payments as separate line-items in a 3 Month Forecast.  Neither the Issuers nor the Guarantors shall pay professional or advisory fees in connection with the restructuring or recapitalization of Canwest Limited Partnership and its subsidiaries and to the extent professional and advisory fees relate to the restructuring or recapitalization of both the Issuers, on the one hand, and Canwest Limited Partnership and its subsidiaries, on the other hand, such fees shall be allocated between such groups on a fair and reasonable basis.

(r)
The Issuers and the Guarantors shall operate their businesses in the ordinary course of business, and, in any event, neither the Issuers nor the Guarantors shall make a public announcement in respect of, enter into any agreement or letter of intent with respect to, or attempt to consummate, any transaction or agreement that could reasonably be expected to materially adversely affect any of (i) the Issuers or the Guarantors or (ii) the Purchasers.

(s)
Neither the Issuers nor the Guarantors shall enter into, extend, renew, waive or otherwise modify in any material respect the terms of any transaction with an Affiliate, other than the transactions disclosed on Schedule hereto or the extension or renewal of existing operational arrangements on substantially the same terms if such extensions or renewals are in the best interests of the Issuers and the Guarantors.

(t)
Neither the Issuers nor the Guarantors shall participate in any material discussions with (A) the Canadian Radio-Television and Telecommunications Commission with respect to the Restructuring Transactions, (B) any of the stakeholders in CW Investments Co. and the CW Media group of companies with respect to the Restructuring Transactions, or (C) any party (other than legal and financial advisors to the Issuers and Guarantors) with respect to the Restructuring Transactions, in each case without providing reasonable notice to the Purchasers and an opportunity for a representative from the ad hoc committee of holders of the 8.0% Notes (the “Ad Hoc Committee”) or its legal counsel or financial advisor to participate in such discussions. The Issuers agree to cooperate and facilitate discussions between the Ad Hoc Committee and stakeholders in CW Investments Co. and the CW Media group of companies (including The Goldman Sachs Group, Inc. and its affiliates) as soon as practicable when requested by the Purchasers.

(u)
Neither the Issuers nor the Guarantors shall enter into any agreement with another party relating to a restructuring transaction or the restructuring process involving the 8% Notes or the Notes in which any fee or repayment of legal fees shall be payable or exclusivity is granted without the consent of the Purchasers, and in no event shall any such agreement be entered into to the extent that full disclosure of such agreement cannot be made to the Purchasers and the Ad Hoc Committee.

(v)
Neither the Issuers nor the Guarantors shall (i) establish or fund any directors or employees trusts or (ii) purchase or fund any additional directors’ and officers’ insurance, in each case unless approved by the Purchasers.

(w)
Upon the request of the Purchasers, the Issuers and the Guarantors shall promptly engage a chief restructuring officer (a “Chief Restructuring Officer”) acceptable to the Purchasers, the terms of the engagement of which (including the authorities, responsibilities and remuneration of) shall be acceptable to the Purchasers and the Ad Hoc Committee.

(x)
Upon the making of a filing under the Companies’ Creditors Arrangement Act (the “CCAA”) or comparable legislation or another form of creditor relief or protection proceeding (each, a “Filing”), the Issuers and the Guarantors shall (subject to the consent of the Purchasers) cause the Notes to be converted into a debtor-in-possession financing arrangement (a “Conversion”), which Conversion shall include without limitation the following steps, each of which shall be in form and substance satisfactory to the Purchasers:

(i)
a court of competent jurisdiction shall have issued an initial order or orders under the CCAA or other comparable legislation (the “Initial Order”), which order(s) shall be approved by the Purchasers and shall include, without limitation:

(A)	provisions approving this Agreement and all notes documentation delivered pursuant to the terms hereof, together with such other documents as the Purchasers deem necessary or appropriate;

(B)
provisions granting to the Purchasers and to CIT, as security for the Notes and the CIT Facility, Liens on all present and future assets of the Issuer and the Guarantors having the priority as set out in Section 5 above (the “DIP Charge”), with such DIP Charge (together with the Existing Security) explicitly having priority over all present and future Liens other than a Lien for administrative expenses in scope and quantum acceptable to the Purchasers (the “Administrative Charge”), which Administrative Charge shall not cover the TEN Collateral;

(C)
provisions confirming that the DIP Charge is in addition to and without prejudice to the Existing Security and that all liabilities and obligations of the Issuers and Guarantors under the Notes will be secured by the Existing Security as well as by the DIP Charge;

(D)
provisions declaring that the granting of the DIP Charge and all other documents executed and delivered to the Purchasers as contemplated herein, including, without limitation, all actions taken to perfect, record and register the DIP Charge, do not constitute conduct meriting an oppression remedy, settlements, fraudulent preferences, fraudulent conveyances or other challengeable or reviewable transactions under any applicable legislation;

(E)
provisions restricting the granting of any additional liens or liens on the assets of the Issuers and the Guarantors, other than a charge (subordinated to the DIP Charge) in respect of obligations owing or which may become owing by the Issuers and or the Guarantors in respect of which their directors and/or officers may be liable in an amount satisfactory to the Issuers and the Purchasers;

(F)	provisions appointing a monitor that is acceptable to the Purchasers (provided that for the purposes hereof, FTI Consulting shall be acceptable);

(G)
provisions ordering and declaring the Purchasers to be treated as unaffected creditors in respect of the Notes and the obligations hereunder in any CCAA or similar plan and providing that the stay of proceedings under the Initial Order shall not apply to the Purchasers and their rights under this Agreement or any other notes document (including without limitation the Existing Security) delivered pursuant to the terms hereof;

(H)
provisions providing on reasonable notice the Purchasers and their advisors clear and unfettered access to the books and records of the Issuers and the Guarantors and such other information as the Issuers and the Guarantors deem necessary or appropriate; and

(I)	such other matters as the Purchasers may require.

(ii)	the execution and delivery by the Issuers and Guarantors of any additional legal documentation deemed necessary or appropriate by the Purchasers.

(y)
Upon the making of a Filing, and without regard to whether a Conversion has occurred, the Issuers and the Guarantors shall:  (i) ensure that the Initial Order and all ancillary and subsequent court orders (“Other Restructuring Orders”) issued in connection with a Filing at any time shall be in form and substance satisfactory to the Purchasers; and (ii) comply with all terms of the Initial Order and all Other Restructuring Orders at all times.

(z)
Upon obtaining a Financing Proposal which the Issuers propose to accept, the Issuers and the Guarantors shall provide the Purchasers a right of first refusal to provide such financing on the same terms as outlined in the Financing Proposal.

(aa)
The Issuers and the Guarantors shall comply with all covenants contained in Article 5 and Article 6 of the CIT Credit Agreement as they exist on the date hereof without regard to any amendment or waiver by CIT (it being understood and agreed that any amendment or waiver of such covenants for the purposes of this Agreement can only be provided by the Purchasers) as if such covenants were set forth herein, mutatis mutandis, such that, without limitation, (i) the “Borrower” as defined therein shall refer to the Issuers, (ii) the “Lenders” as defined therein shall refer to the Purchasers, (iii) “Credit Party” as defined therein shall refer to the Issuers and the Guarantors collectively, (iv) “Agreement” shall refer to this Agreement, (v) “Loan Documents” shall refer to this Agreement, the Notes, the Security and all other documents delivered pursuant to the terms thereof, and (vi) “Obligations” shall mean the obligations under this Agreement, the Notes, the Security and all other documents delivered pursuant to the terms thereof.

(bb)
Subject to disclosure of such items in the applicable 3 Month Forecast, notwithstanding anything to the contrary contained herein, the Issuers and the Guarantors shall be entitled to make any of the following payments which, collectively during the term of the Notes, shall not exceed $2,000,000 in the aggregate:  (i) Restricted Payments to affiliates that are not an Issuer or a Guarantor; (ii) payments on account of renewal or runoff of directors’ and officers’ insurance policies; and (iii) payments of advisory fees and other similar fees to the professional advisors to the Issuers and the Guarantors.

(cc)
Notwithstanding anything to the contrary contained herein, to the extent the covenants contained in Section 11(f), (i), (j), (k), (l), (m), (n) or (s) hereof would prohibit or restrict a transaction between the “Issuer” and one or more “Restricted Subsidiaries” or between one or more Restricted Subsidiaries (each as defined in the Existing Indenture) in contravention of Section 4.15 of the Existing Indenture, the covenant contained in Section 11(f), (i), (j), (k), (l), (m), (n) or (s) as applicable shall be read so as not to prohibit or restrict such transaction unless or until an appropriate waiver or consent has been obtained from the holders of 8% Notes under the terms of the Indenture.  The Issuers and Guarantors shall, at their expense, solicit such consents or waivers from the holders of 8% Notes promptly upon the request of the Purchasers.

12.	EVENTS OF DEFAULT

12.1	Each of the following shall constitute an event of default hereunder and under the Notes and the Security (each, an “Event of Default”):

(a)	the failure by any Issuer or Guarantor to pay any principal amount outstanding under the Notes when the same shall become due and payable hereunder;

(b)
the failure by any Issuer or Guarantor to pay within 2 Business Days any interest on the Notes within or any fees or other amounts payable to the Collateral Agent or the Purchasers after the same shall become due and payable hereunder;

(c)
the failure by any Issuer or Guarantor to pay the fees of any legal or financial advisor to the Purchasers or the Ad Hoc Committee within 5 Business Days of the receipt of any invoice from any such party;

(d)	the failure by any Issuer or Guarantor to comply with the covenants contained in clauses (b), (d), (e), (f), (g), (i), (j), (k), (l), (m), (n), (o), (p), (q), (s), (u), (x), or (y) under Section 11;

(e)
the failure by any Issuer or Guarantor to perform or comply with any term, condition, covenant or obligation contained herein (including by reference from the CIT Credit Agreement) or in the Notes, the Security or any other document delivered pursuant to the terms thereof on their part to be performed or complied with where any such failure to perform or comply is not remedied within 5 Business Days of notice from the Purchasers to so remedy;

(f)
the failure by any Issuer or Guarantor to perform or comply with any term, condition, covenant or obligation contained in the Note Agreement or the Definitive Note Agreement, or if any “Milestone” noted on Schedule B is not achieved within the timeframe listed on Schedule B;

(g)
a (i) default under any Indebtedness in an amount exceeding $5,000,000 or (ii) a default under, or cancellation of, any Material Contact, in each case of any Issuer or any Guarantor, but excluding any default under the 8% Notes or the Existing Indenture relating to non-payment of interest or a Filing;

(h)	a default under any Indebtedness in an amount exceeding $5,000,000 of CW Investments Co. or any of its subsidiaries;

(i)
the acceleration of Indebtedness in an amount exceeding $5,000,000 of (or a Filing in respect to) Canwest Limited Partnership or any of its subsidiaries; provided that such event shall not be an Event of Default if a Conversion has occurred;

(j)	the cessation (or threat of cessation) by any Issuer or Guarantor to carry on business in the ordinary course, other than as contemplated by this Agreement;

(k)
the denial or repudiation by any Issuer or Guarantor of the legality, validity, binding nature or enforceability of this Agreement, the Notes, the Security or any other document or certificate delivered pursuant to the terms hereof;

(l)	the cessation of any of the Security to constitute, in whole or in part, a Lien on the Collateral in the priority contemplated by this Agreement;

(m)
the entry of one or more final judgements, writs of execution, garnishment or attachment representing a claim in excess of $5,000,000 against any Issuer or Guarantor or the Collateral that is not released, bonded, satisfied, discharged, vacated, stayed or accepted for payment by an insurer within 30 days after their entry, commencement or levy;

(n)	there occurs a change in applicable law restricting the trading of the TEN shares;

(o)
the commencement by any Issuer or Guarantor of any action, application, petition, suit or other proceeding under any bankruptcy, arrangement, reorganization, dissolution, liquidation, insolvency, winding-up or similar law of any jurisdiction now or hereafter in effect, for the relief from or otherwise affecting creditors of such entity, including without limitation, under the Bankruptcy and Insolvency Act (Canada) (the “BIA”) (including the filing of a notice of intention to make a proposal), CCAA, Winding-up and Restructuring Act (Canada), the Canada Business Corporations Act or the United States Bankruptcy Code; provided that such event shall not be an Event of Default if a Conversion has occurred;

(p)
the appointment of any receiver, receiver-manager, interim receiver, monitor, liquidator, assignee, custodian, trustee, sequestrator or other similar entity in respect of any Issuer or Guarantor (or any of their subsidiaries) or all or any part of their respective property, assets or undertaking;

(q)	the act of any Issuer or Guarantor (i) making a general assignment for the benefit of its creditors, including without limitation, any assignment made pursuant to the BIA, (ii)

acknowledging its insolvency or is declared or becomes bankrupt or insolvent, (iii) failing to meet its liabilities generally as they become due, or (iv) committing an act of bankruptcy under the BIA or any similar law of any jurisdiction; provided, that such event shall not be an Event of Default if a Conversion has occurred;

(r)
once appointed, the resignation or replacement of the Chief Restructuring Officer or the amendment of any duties of the Chief Restructuring Officer (in each case to the extent not approved by the Purchasers), subject to the ability to appoint a new Chief Restructuring Officer acceptable to the Purchasers within 10 days of a resignation;

(s)	the occurrence of a Change of Control;

(t)
after the entry of the Initial Order and a Conversion, (i) the entry of an order granting any other claim superpriority status or a Lien equal to or prior to the DIP Charge, other than the Administrative Charge to the extent noted above, or (ii) the entry of an order staying, reversing, vacating or otherwise modifying the DIP Charge or the documentation for the Notes without the consent of the Purchasers;

(u)
after the entry of the Initial Order, the entry of an order dismissing the bankruptcy cases, lifting the stay imposed by the Initial Order or the making of any receiving order against any Issuer or Guarantor; and

(v)	an “Event of Default” as defined in the CIT Credit Agreement, as such agreement may be amended, restated, replaced or otherwise modified from time to time.

13.	REMEDIES

Following the occurrence of an Event of Default, without limiting the remedies available under the Existing Security or hereunder, the Purchasers may, subject to the Intercreditor Terms:

(a)	on demand, accelerate all payments due by the Issuers under the Notes, and set off amounts owing by the Purchasers to the Issuers against amounts owing by the Issuers to the Purchasers;

(b)
apply to a court (i) for the appointment of an interim receiver or a receiver and manager of the undertaking, property and assets of any Issuer or Guarantor, (ii) for the appointment of a trustee in bankruptcy of any Issuer or Guarantor, or (iii) to seek other relief; or

(c)	without limiting the foregoing, the Collateral Agent and the Purchasers shall have the power and rights of a secured party under section 17 and Part V of the Personal Property Security Act (Ontario).

14.	GUARANTEE

14.1
Each of the Guarantors hereby agrees it is jointly and severally liable for, and hereby irrevocably and unconditionally guarantees to the Purchasers and their respective successors and assigns, the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) and at all times thereafter, and performance, of all of the obligations owed or hereafter owing to the Purchasers by the Issuers hereunder and under the Notes.  Each of the Guarantors agree that its guarantee obligation hereunder is a continuing guarantee of payment and performance and not of collection, that its obligations under this Guarantee shall not be discharged until payment and performance, in full, of all of the obligations of the Issuers under the Notes has occurred and this Agreement has been terminated, and that its obligations hereunder shall be primary, absolute and unconditional.

14.2
The obligations of the Guarantors hereunder shall not be satisfied, reduced, perfected or discharged by any intermediate payment, settlement or satisfaction of the whole or any part of the principal, interest, fees or other money or amounts which may at any time be or become owing or payable under, by virtue of, or otherwise in connection with the obligations of the Issuers under this Agreement or any of the documents executed in connection herewith.

14.3
The Guarantors shall be regarded, and shall be in the same position, as principal debtor with respect to the obligations of the Issuers hereunder and any amounts expressed to be payable from the Guarantors shall be recoverable from the Guarantors as primary obligors and principal debtors in respect thereof.

14.4
The Guarantors hereby expressly and irrevocably subordinate to the payment of the obligations of the Issuers hereunder, any and all rights at law or in equity to reimbursement, exoneration, contribution, indemnification or set-off and any and all defences available to a surety, guarantor or accommodation co-obligor until all of the obligations of the Issuers hereunder are indefeasibly paid in full in cash and this Agreement has been terminated.  The Guarantors further agree to waive any rights of subrogation arising at law or in equity.

14.5
The obligations of the Guarantors hereunder shall not be affected or impaired by any act, omission, matter or thing whatsoever, occurring before, upon or after any demand for payment hereunder which, but for this provision, might constitute a whole or partial defence to a claim against the Guarantors hereunder or might operate to release or otherwise exonerate the Guarantors from any of their obligations hereunder or otherwise affect such obligations.  The Guarantors hereby irrevocably waive any defence they may now or hereafter have in any way relating to any of the foregoing, including, without limitation:

(a)	any limitation of status or power, disability, incapacity or other circumstance relating to any Issuer or any Guarantor;

(b)	any irregularity, defect, unenforceability or invalidity in respect of any indebtedness or other obligation of any Issuer or any Guarantor;

(c)	any failure of any Issuer or any Guarantor to perform or to comply with any of the provisions of this Agreement, the Notes or any documents executed in connection herewith;

(d)
the taking or enforcing or exercising or the refusal or neglect to take or enforce or exercise any right or remedy from or against any Issuer, any Guarantor or their respective assets or the release or discharge of any such right or remedy by the Collateral Agent or the Purchasers;

(e)	the granting of time, renewals, extensions, compromises, concessions, waivers, releases, discharges and other indulgences to any Issuer or any Guarantor;

(f)	any amendment, restatement, variation, modification, supplement or replacement of this Agreement, the Notes or any documents executed in connection herewith;

(g)
any change in the ownership, control, name, objects, businesses, assets, capital structure or constitution of any Issuer or any Guarantor or any merger or amalgamation of any Issuer or any Guarantor with any person or persons;

(h)
the existence of any claim, set-off or other rights that any Guarantor may have at any time against any Issuer, the Collateral Agent and the Purchasers, whether in connection with the Agreement, the Notes or otherwise; and

(i)	any other circumstance that might otherwise constitute a legal or equitable discharge or defence of any Guarantor.

14.6
The Purchasers, without releasing, discharging, limiting or otherwise affecting in whole or in part the Guarantors’ obligations and liabilities hereunder and without the consent of or notice to the Guarantors may:

(a)	grant time, renewals, extensions, compromises, concessions, waivers, releases, discharges and any other indulgences to any Issuer or any Guarantor;

(b)	amend, vary, modify, supplement or replace this Agreement, the Notes or any document issued in connection therewith or any other related document to which the Guarantors are not a party;

(c)	take or abstain from taking security or collateral from any Issuer or any Guarantor or from perfecting security or collateral of any such person;

(d)
release, discharge, compromise, realize, enforce or otherwise deal with or do any act or things in respect of any security given by any Issuer or any Guarantor with respect to any of the obligations of any Issuer or any Guarantor contemplated by this Agreement;

(e)	accept compromises or arrangements from any Issuer or any Guarantor;

(f)	apply all money at any time received from any Issuer or any Guarantor or from any collateral to any part of the obligations outstanding under this Agreement or the Notes as they may see fit; and

(g)	otherwise deal with, or waive or modify their right to deal with, any Issuer, any Guarantor and all other persons and securities as they may see fit.

14.7
The guarantee and any other undertaking provided by CANWEST GLOBAL BROADCASTING INC./RADIODIFFUSION CANWEST GLOBAL INC. (“CGBI” ) hereunder and under the Quebec Security in respect of the obligations of CANWEST TELEVISION LIMITED PARTNERSHIP and CMI may be subject in whole or in part to the restrictions on financial assistance contained in Section 123.66 of the Companies Act (Quebec). To the extent such restrictions apply, and notwithstanding anything to the contrary herein, the aggregate liability of CGBI hereunder and under any Quebec Security signed by it in respect of such obligations shall be limited to the amount, if any, by which (x) the higher of (A) the realization value and (B) the book value of the assets of CGBI exceeds (y) the sum of the liabilities and the issued and paid-up share capital account of CGBI. Such amount shall be determined as at the date hereof and again on any date on which a demand for payment is made in writing to CGBI in accordance with the provisions hereof and CGBI’s aggregate liability for the purposes hereof shall be limited to the greater of such amounts.

The guarantee and any other undertaking provided by CANWEST FINANCE INC./FINANCIÈRE CANWEST INC. (“CFI”) hereunder and under the Quebec Security in respect of the obligations of CMI may be subject in whole or in part to the restrictions on financial assistance contained in Section 123.66 of the Companies Act (Quebec). To the extent such restrictions apply, and notwithstanding anything to the contrary herein, the aggregate liability of CFI hereunder and under any Quebec Security signed by it in respect of such obligations shall be limited to the amount, if any, by which (x) the higher of (A) the realization value and (B) the book value of the assets of CFI exceeds (y) the sum of the liabilities and the issued and paid-up share capital account of CFI. Such amount shall be determined as at the date hereof and again on any date on which a demand for payment is made in writing to CFI in accordance with the provisions hereof and CFI’s aggregate liability for the purposes hereof shall be limited to the greater of such amounts.

15.	PURCHASER REPRESENTATIONS AND WARRANTIES

15.1
Each Purchaser (if it is a resident in Canada) is an “accredited investor” within the meaning of National Instrument 45-106 Prospectus and Registration Exemptions and Regulation 45-106 Respecting Prospectus and Registration Exemptions (collectively, “45-106”), is, or is deemed to be, purchasing the Notes as principal and was not created or used solely to purchase or hold securities as an accredited investor as defined in paragraph (m) of the definition of accredited investor in Section 1.1 of 45-106.

15.2
By accepting this Note, the holder acknowledges that it is:  (a) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)), (b) an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) or (c) a non-U.S. person for purposes of Regulation S under the Securities Act.  Any assignee or transferee of this Note in whole or in party will be required to make a written certification to the Issuers to the effect of the foregoing prior to the transfer or assignment of the Note, or issuance of a new Note, to such assignee or transferee.

16.	EXPENSES

All reasonable out-of-pocket expenses and costs, including, without limitation, all reasonable travel expenses and reasonable legal and advisory fees, incurred by each of the Purchasers and their respective advisors or by the Ad Hoc Committee and its respective advisors in connection with any matter arising hereunder or any documents issued in connection with this Agreement or otherwise in connection with the purchase of the Notes or the Restructuring Transactions shall be for the sole account of the Issuers and shall be paid within five (5) Business Days of being invoiced.

17.	TAXES

All payments by the Issuers and/or the Guarantors to any Purchaser, including without limitation any payments required to be made from and after the exercise of any remedies available to the Purchasers upon an Event of Default, shall be made free and clear of, and without reduction for or on account of, any present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings of any kind or nature whatsoever or any interest or penalties payable with respect thereto now or in the future imposed, levied, collected, withheld or assessed by any country or any political subdivision of any country, but excluding any reduction for any amount required to be paid by the Issuer under subsection 224(1.2) of the Income Tax Act (Canada) or a similar provision of that or any other taxation statute (collectively “Taxes”); provided, however, that if any Taxes are required by applicable law to be withheld (“Withholding Taxes”) from any interest or other amount payable to any Purchaser hereunder or under any other document delivered pursuant to the terms hereof, the amount so payable to such Purchaser shall be increased to the extent necessary to yield to the relevant party on a net basis after payment of all Withholding Taxes, the amount payable under such documentation at the rate or in the amount specified in such documentation and the Issuers shall provide evidence satisfactory to the Purchasers that the Taxes have been so withheld and remitted.

18.	NOTES

18.1	Transfer and Exchange of Notes

Upon any assignment by any Purchaser of its rights and obligations in accordance with the terms of this Agreement to any other Person, and upon surrender of any Note issued in the name of the assigning Purchaser in connection therewith to the Issuers, the Issuers shall execute and deliver, at the Issuers’ expense, one or more new Notes, (as requested by the assigning Purchaser) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount (and accrued and unpaid interest owing in respect thereof) of the surrendered Note (evidencing the same and continuing obligation of the Note(s) so surrendered).  Each such new Note shall be substantially in the form of Exhibit A and shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note.

18.2	Replacement of Notes

Upon receipt by the Issuers of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction, or mutilation of any Note, and

(a)	in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Issuers, or

(b)	in the case of mutilation, upon surrender and cancellation thereof,

the Issuers at its own expense, within five (5) Business Days thereafter, shall execute and deliver in lieu thereof, a new Note (representing the same, continuing obligation as the lost, stolen, destroyed or mutilated Note), dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note.

18.3	Notes Held by Issuers, etc.

Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or under any documents related thereto, or have directed the taking of any action provided herein or in any of the documents related thereto to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Issuers or any of its Affiliates shall be deemed not to be outstanding.

19.          MISCELLANEOUS

19.1	Further Assurances

The Issuers and Guarantors shall at their expense, from time to time do, execute and deliver, all such further acts, documents (including, without limitation, certificates, declarations, affidavits, reports and opinions) and things as the Purchasers may request for the purpose of giving effect to this Agreement, perfecting, protecting and maintaining the liens created by the Security establishing compliance with the representations, warranties and conditions of this Agreement or any other document delivered in connection herewith.

19.2	Unrestricted Purchasers

The Issuers and the Purchasers agree that any item required to be delivered to a Purchaser hereunder shall be satisfied by delivery to such Purchaser’s legal advisor, Goodmans LLP, or such Purchaser’s financial advisor, Houlihan Lokey, in the event such Purchaser is unrestricted and unable to receive confidential information from the Issuer and the Guarantors.

19.3	Debtor in Possession Financing

In the event that any Issuer or Guarantor becomes subject to a Filing, the Notes shall, subject to the consent of the Purchasers, be converted into a debtor in possession financing as described more fully above, and the Collateral Agent and the Purchasers shall retain all of their rights with respect to security and enforcement (as provided for herein).  Upon such a Filing and Conversion, the Notes shall also be subject to the DIP Charge.

19.4	Disclosure

Subject to Section 18.4, no press release or other public disclosure concerning the transactions contemplated herein shall be made by any Issuer or Guarantor without the prior consent of the Purchasers (such consent not to be unreasonably withheld); provided, however, that the Issuers and Guarantors shall, after providing the Purchasers with copies of all related documents and an opportunity to consult with the Purchasers as to the contents, make prompt disclosure of the material terms of this Agreement and make such disclosure as may be required by applicable law or by any stock exchange rules on which its securities or those of any of its affiliates are traded, by any other regulatory authority having jurisdiction over the Issuers and Guarantors, or by any court of competent jurisdiction.  Notwithstanding the foregoing, no information with respect to the identity of any Purchaser shall be disclosed by the Issuer or any Guarantor except as may be required by applicable law or by any stock exchange rules on which its securities or those of any of its affiliates are traded, by any other regulatory authority having jurisdiction over the Issuers or Guarantors, or by any court of competent jurisdiction.

19.5	Conflict

To the extent that there is any inconsistency between this Agreement and any of the other documentation relating hereto, including without limitation the CIT Credit Agreement, this Agreement shall govern.

19.6	Amendments and Waivers

This Agreement shall only be amended or waived with the consent of the Purchasers, and, to the extent affected thereby, the Issuers and the Guarantors.

19.7           Assignments

Each Purchaser may assign and/or grant participations in its Commitment and any portion or all of its Notes without the consent of any other party.  No Issuer or Guarantor may assign its rights hereunder without the consent of the Purchasers.

19.8	Governing Law

(a)	This Agreement, the Notes and each of the documents contemplated herein shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

(b)
The Issuers hereby consents and agrees that the courts of the Province of Ontario shall have non-exclusive jurisdiction to hear and determine any claims or disputes between the Issuers, the Collateral Agent and the Purchasers pertaining to this Agreement or any of the other documents related thereto or to any matter arising out of or relating to this Agreement or any of the other documents related thereto.  Nothing in this Agreement shall be deemed or operate to preclude the Collateral Agent or the Purchasers from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the obligations, or to enforce a judgment or other court order.  The Issuers expressly submit and consent in advance to such jurisdiction in any action or suit commenced in any such court, and the Issuers hereby waive any objection that the Issuers may have based upon lack of personal jurisdiction, improper venue or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  The Issuers hereby waive personal service of the summons, complaint and other process issued in any such action or suit and agree that service of such summons, complaints and other process may be made by registered mail (return receipt requested) addressed to Issuers at the address set forth in Section 19.18 of this Agreement and that service so made shall be deemed completed upon the earlier of Issuers’ actual receipt thereof or three (3) Business Days after deposit with Canada post, proper postage paid.

19.9	Currency

All dollar amounts referred to in this Agreement are in Canadian Dollars unless otherwise indicated.

19.10	Exclusivity

Upon entering into this Agreement, the Issuers agree that they will not, and will not permit any Guarantor to, (i) engage in discussions with any party concerning any debt facility or similar financing or any renewal or refinancing of existing indebtedness, or (ii) enter into bilateral arrangements with any party to provide any debt facility of any kind or similar financing arrangement, in each case for any purpose contemplated by this Agreement or any other similar purpose, in each case excluding the CIT Facility contemplated hereby, unless the consent of the Purchasers has been obtained.

19.11	Confidentiality

This Agreement is being executed on a highly confidential basis on the understanding that this Agreement, any related documents, the existence and contents thereof and the existence and contents of any discussions related thereto (“Confidential Information”) shall not be disclosed by any Issuer or any Guarantor to any third party or made public without the prior written consent of the Purchasers, except for disclosure to the Issuers’ and Guarantors’ legal and financial advisors, directors, officers and employees who are bound by the terms of confidentiality arrangements to keep all such Confidential Information confidential (with the Company bearing all risk of such disclosure).  For the sake of clarity, and without limitation, the Issuers and Guarantors and their legal and financial advisors, directors, officers and employees shall not under any circumstances be entitled to disclose any Confidential Information to other potential financing sources for the purposes of generating competing offers or otherwise.

19.12	Counterparts and Facsimile; Signatures

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Signatures provided by facsimile machine shall be valid and binding.

19.13	Indemnity

The Issuers shall indemnify and hold harmless each of the Collateral Agent, the Purchasers and their respective Affiliates, and each such Person’s respective officers, directors, shareholders, employees, legal counsel, agents and representatives (each, an “Indemnified Person”), from and against any and all suits, actions, proceedings, orders, claims, damages, losses, liabilities and expenses (including reasonable legal fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted against or incurred by any such Indemnified Person as a result of or in connection with (i) the breach by the Issuers of its obligations in connection with or arising out of the transactions contemplated under this Agreement and the other documents related thereto and any actions or failures to act in connection therewith including the taking of any enforcement actions by the Collateral Agent,  and (ii) all legal costs and expenses arising out of or incurred in connection with disputes between or among the Purchasers, the Issuers and/or any other party or parties to any of the documents related thereto (excluding any such legal costs and expenses incurred by any Purchaser or the Collateral Agent in connection with disputes solely between such Purchasers, or as between a Purchaser or Purchasers and the Collateral Agent (except to the extent that the Issuers are required to reimburse the Collateral Agent for such costs and expenses under the Collateral Agency Agreement)) (collectively, “Indemnified Liabilities”); provided that the Issuers shall not be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from that Indemnified Person’s gross negligence or wilful misconduct.  No Indemnified Person shall be responsible or liable to any other party to any document related thereto, any successor, assignee or third party beneficiary of such Person or any other Person asserting claims derivatively through such party, for indirect, punitive, exemplary or consequential damages which may be alleged as a result of the purchase of the Notes or as a result of any other transaction contemplated hereunder or under any of the documents related thereto.

19.14	No Waiver

Collateral Agent’s or any Purchaser’s failure, at any time or times, to require strict performance by the Issuers of any provision of this Agreement or any other document related thereto shall not waive, affect or diminish any right of the Collateral Agent or such Purchaser thereafter to demand strict compliance and performance herewith or therewith.  Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type.  Except as otherwise provided for herein, none of the undertakings, agreements, warranties, covenants and representations of the Issuers contained in this Agreement or any of the other documents related thereto and no Default or Event of Default by the Issuers shall be deemed to have been suspended or waived by the Collateral Agent or any Purchaser, as applicable, unless such waiver or suspension is by an instrument in writing from the Collateral Agent and/or the applicable required Purchasers and directed to the Issuers specifying such suspension or waiver.

19.15	Remedies

The Purchasers’ rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that the Collateral Agent or any Purchaser may have under any other agreement, including the other documents related thereto, by operation of law or otherwise.  Recourse to the collateral shall not be required.

19.16	Severability

Wherever possible, each provision of this Agreement and the other documents related thereto shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other document related thereto shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other document related thereto.

19.17	Conflict of Terms

To the extent that there is any inconsistency between this Agreement and any of the other documentation relating hereto or the terms of the CIT Credit Agreement that are incorporated by reference, this Agreement shall govern.

19.18	Notices

Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three (3) Business Days after deposit with Canada Post, registered mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or with Canada Post as otherwise provided in this Section 19.18), (c) upon receipt, when sent by electronic mail (with such electronic mail promptly confirmed by delivery of a copy by personal delivery or Canada Post as otherwise provided in this Section 19.18) and such notice, demand, request, consent, approval, declaration or other communication shall be in “pdf” format and shall include the actual signature of the party sending such communication if that signature would be required or customary if the communication was delivered by telecopier, (d) one (1) Business Day after deposit with a reputable courier for overnight delivery with all charges prepaid, or (e) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated Schedule D hereto or to such other address (or facsimile number) as may be substituted by notice given as herein provided.  The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.  Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than the Issuers or Agent) designated Schedule D to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

19.19                      Section Titles

The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

19.20	Reinstatement

This Agreement shall remain in full force and effect and continue to be effective should any petition or other proceeding be filed by or against the Issuers for liquidation or reorganization, should the Issuers become insolvent or make an assignment for the benefit of any creditor or creditors or should an interim receiver, receiver, receiver and manager or trustee be appointed for all or any significant part of the Issuers’ assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the obligations under the Notes, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Notes, whether as a fraudulent preference reviewable transaction or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the obligations under the notes shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

19.21	No Strict Construction

The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favouring or disfavouring any party by virtue of the authorship of any provisions of this Agreement.

19.22	Permitted Liens

The designation of any Lien as a permitted lien is not, and shall not be deemed to be, an acknowledgment by the Collateral Agent or any of the Purchasers that the Lien shall have priority over the security interests granted to the Collateral Agent (for the benefit of itself and the Purchasers) in the Collateral pursuant to the Security documents.

19.23	Existing Indenture

The parties hereto acknowledge and agree that for the purposes of the Indenture, dated as of November 18, 2004, among CMI, as issuer, the guarantors party thereto and The Bank of New York, as Trustee (the “Existing Indenture”), the Notes and the Indebtedness under this Agreement are intended to be a refinancing and replacement by a group of lenders of a portion of the CMI Credit Facility (as defined in the Existing Indenture) and will provide a portion of the liquidity for the company’s operations as previously provided by the CMI Credit Facility.

19.24	Principles of Construction

(a)
Unless otherwise specified, references in this Agreement or any of the Exhibits, Annexes, Schedules or Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in this Agreement.  The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement or any such Annex, Exhibit or Schedule.

(b)
Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders.  The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the agreement) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations.  Whenever any provision in any agreement refers to the knowledge (or an analogous phrase) of the Issuers, such words are intended to signify that the Issuers has actual knowledge or awareness of a particular fact or circumstance or that the Issuers, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.

(c)
All Annexes, Schedules, Exhibits and other attachments (collectively, “Appendices”) hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together with this Agreement, shall constitute one single agreement.

[Remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

[CANWEST has removed all signature blocks for confidentiality reasons]

SCHEDULE A – PURCHASERS’ COMMITMENTS

[CANWEST has redacted all Purchasers’ Commitments for confidentiality reasons]

SCHEDULE B – MILESTONE CONDITIONS

On or before June 15, 2009, the Issuers and the Guarantors shall have:

(a)
reached an agreement in principle (the “Note Agreement”) as set forth in an agreement, duly executed and delivered with members of the Ad Hoc Committee of holders of 8.0% senior unsecured subordinated notes due 2012 (the “8% Notes”) pursuant to which such members of the Ad Hoc Committee agree to Restructuring Transactions that will address the treatment of the 8% Notes and other related matters; and

(b)	initiated discussions with the Canadian Radio-Television and Telecommunications Commission with respect to the regulatory approvals necessary in connection with the Restructuring Transactions.

On or before July 15, 2009, the Issuers and the Guarantors shall have:

(a)	completed all steps required by the Note Agreement;

(b)	executed and delivered a definitive agreement (the “Definitive Note Agreement”) with the members of the Ad Hoc Committee in respect of the Note Agreement; and

(c)	executed and delivered any other definitive agreement required by the Purchasers in connection with the Restructuring Transactions.

On or before the deadlines set forth in the Definitive Note Agreement, all conditions precedent set forth in the Definitive Note Agreement shall have been satisfied or waived by the Purchasers and the Ad Hoc Committee.

For the purposes of this Agreement, “Restructuring Transactions” shall mean restructuring transactions involving the Issuers and the Guarantors that are in form and substance satisfactory to the Purchasers in their sole discretion.

SCHEDULE C – PERMITTED AFFILIATE TRANSACTIONS

1.	Execution of unanimous shareholder declarations between:

•	Canwest Global Communications Corp. and CMI;

•	CMI and National Post Holdings Ltd.;

•
CMI and each of 4501063 Canada Inc. (“Broadcast Holdco”) and 4501071 Canada Inc. (“Publishing Holdco”), both of which became Guarantors and Restricted Subsidiaries on April 2, 2009, created to hold the shares of the general partner of Canwest Television Limited Partnership (“Canwest Television GP”) and Canwest Limited Partnership (“Canwest Publishing GP”);

•	Broadcast Holdco and Canwest Television GP;

•	Publishing Holdco and Canwest Publishing GP; and

•	Canwest Publishing GP and Canwest Publishing Inc.

2.	Continuance of CMI, National Post Holdings Ltd. and Canwest Television GP Inc. from The Corporations Act (Manitoba) to the Canada Business Corporations Act.

SCHEDULE D – NOTICES

[CANWEST has redacted all notice information for confidentiality reasons]

SCHEDULE E – LIST OF GUARANTORS

30109, LLC
3919056 Canada Ltd.
4501063 Canada Inc.
4501071 Canada Inc.
BCTV Holdings Inc.
Canwest Finance Inc./Financière Canwest Inc.
Canwest Global Broadcasting Inc./Radioiffusion Canwest Global Inc.
Canwest Global Communications Corp.
Canwest International Communications Inc.
Canwest International Distribution Limited
Canwest International Management Inc.
Canwest Ireland Nominee Limited
Canwest Irish Holdings (Barbados) Inc.
Canwest Mediaworks Ireland Holdings
Canwest Media Inc., as the general partner on behalf of The National Post Company/La Publication National Post
Canwest Mediaworks (US) Holdings Corp.
Canwest Mediaworks Turkish Holdings (Netherlands) B.V.
Canwest Television GP Inc.
Canwest Television Limited Partnership, by its general partner, Canwest Television GP Inc.
Canwest Television Limited Partnership, as the general partner on behalf of Fox Sports World Canada, by its general partner, Canwest Television GP Inc.
CGS Debenture Holding (Netherlands) B.V.
CGS International Holdings (Netherlands) B.V.
CGS NZ Radio Shareholding (Netherlands) B.V.
CGS Shareholding (Netherlands) B.V.
CHBC Holdings Inc.
CHEK Holdings Inc.
Fox Sports World Canada
Fox Sports World Canada Holdco Inc.
Fox Sports World Canada Holdco Inc. as general partner on behalf of Fox Sports World Canada
Global Centre Inc.
MBS Productions Inc.
Multisound Publishers Ltd.
National Post Holdings Ltd.
National Post Holdings Ltd., as the general partner on behalf of The National Post Company/La Publication National Post
ONTV Holdings Inc.
The National Post Company/ La Publication National Post
Western Communications Inc.
Yellow Card Productions Inc.

SCHEDULE F – DEFINITIONS

Defined Term	Section Number
3 Month Forecast	11(d)(ii)
8% Notes	Schedule B
45-106	15.1
Ad Hoc Committee	11(t)
Administrative Charge	11(x)(i)(B)
Appendices	19.24(c)
BIA	12.1(o)
Broadcast Holdco	Schedule C
Business Day	8.1
Canwest Publishing GP	Schedule C
Canwest Television GP	Schedule C
CCAA	11(x)
Chief Restructuring Officer	11(w)
CIT	5.1
CIT Credit Agreement	10(l)
CIT Facility	5.1
Closing Date	2.2
CMI	Parties
Collateral	5.1
Collateral Agent	5.1
Commitment	3.1
Confidential Information	19.11
Confidentiality Agreement	11(h)(i)
Conversion	11(x)
Default	11(d)(x)
Definitive Note Agreement	Schedule B
DIP Charge	11(x)(i)(B)
Distribution	11(i)
Equitable Mortgage	10(d)
Event of Default	12.1
Existing Credit Agreement	3.4(a)
Existing Facility	3.4(a)
Existing Indenture	19.23
Existing Security	5.1
Filing	11(x)

Defined Term	Section Number
Financing Proposal	11(d)(ix)
Funding Forecast	9(k)
Guarantors	Parties
Indemnified Liabilities	19.13
Indemnified Person	19.13
Initial Order	11(x)(i)
Intercreditor Terms	9(j)
Irish Holdings	11(f)
Issuer(s)	Parties
Lien	5.3
Maturity Date	6.1
Milestone Conditions	11(g)
Non-Guarantor	6.2(b)
Note Agreement	Schedule B
Notes	2.1
Other Restructuring Orders	11(y)
Participant Agreement	10(d)
Permitted Liens	9(d)
Publishing Holdco	Schedule C
Purchase Price	2.1
Purchaser(s)	Parties
Quebec Security	9(c)
Required Purchasers	4.1
Restructuring Transactions	Schedule B
Security	9(b)
Taxes	17
TEN	5.2(a)
TEN Collateral	5.2(a)
TEN shares	5.2(a)
Turkish Asset Sale	6.4
Turkish Assets	6.3
Withholding Taxes	17

In addition, the following terms used in this Agreement shall have the following meanings:

“Affiliate” means (a) any Person which, directly or indirectly, Controls, is Controlled by or is under common Control with any other Person; (b) any Person which beneficially owns or holds, directly or indirectly, 10% or more of any class of voting stock or equity interest (including partnership interests) of any other Person; (c) any Person, 10% or more of any class of the voting stock (or if such Person is not a corporation, 10% or more of the equity interest, including partnership interests) of which is beneficially owned or held, directly or indirectly, by any other Person; or (d) any Person related within the meaning of the ITA to any such Person and includes any “Affiliate” within the meaning specified in the Canada Business Corporations Act on the date hereof.  .

“Capital Lease” means any lease of property that, in accordance with GAAP, is required to be capitalized on the consolidated balance sheet of the Issuers or Guarantors.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as Capital Leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group of Persons acting jointly or otherwise in concert, other than the Permitted Holders, of Equity Securities representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Securities of the CMI; (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of CMI by Persons who were neither (i) nominated by the board of directors of CMI nor (ii) appointed by directors so nominated; (c) the acquisition of direct or indirect Control of the CMI by any Person or group of Persons acting jointly or otherwise in concert, other than the Permitted Holders; or (d) the failure of CMI to own 100% of the Equity Securities of Canwest Television Limited Partnership.

“Control” (including the terms “controlled by” and “under common control with”), means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person in question

“Equity Securities” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting and non-voting) of, such Person’s capital, whether outstanding on the date hereof or issued after the date hereof, including any interest in a partnership, limited partnership or other similar Person and  any beneficial interest in a trust, and any and all rights, warrants, debt securities, options or other rights exchangeable for or convertible into any of the foregoing.

“Governmental Authority” means the Government of Canada, any other nation or any political subdivision thereof, whether provincial, state, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank, fiscal or monetary authority or other authority regulating financial institutions, and any other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to any such government, including the Bank Committee on Banking Regulation and Supervisory Practices of the Bank of International Settlements.

“Guarantee” of or by any Person (in this definition, the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (in this definition, the “primary credit party”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital solvency, or any other balance sheet, income statement or other financial statement condition or liquidity of the primary credit party so as to enable the primary credit party to pay such Indebtedness or other obligation, (d) as an account party in respect of any letter of credit or letter of guarantee issued to support such Indebtedness or other obligation, or (e) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guarantee, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all obligations of such Person under Swap Agreements, and (l) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value (other than for other Equity Securities) any Equity Securities of such Person, valued, in the case of redeemable Equity Securities, at the greater of voluntary or involuntary liquidation preference, plus accrued and unpaid dividends.

“Investment” means, as applied to any Person (the “investor”), any direct or indirect purchase or other acquisition by the investor of, or a beneficial interest in, Equity Securities of any other Person, including any exchange of Equity Securities for Indebtedness, or any direct or indirect loan, advance (other than advances to employees for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by the investor to any other Person, including all Indebtedness and accounts owing to the investor from such other Person that did not arise from sales or services rendered to such other Person in the ordinary course of the investor’s business, or any direct or indirect purchase or other acquisition of  bonds, notes, debentures or other debt securities of, any other Person.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Issuers and the Guarantors taken as a whole, or (b) the validity or enforceability of any of this Agreement, the Notes, the Security or any documents delivered pursuant to the terms hereof, the priority of the Liens created thereby or the rights and remedies of the Agent and the Lenders thereunder or (c) any Material Contract, or (d) the amount which the Lenders would be likely to receive (after giving effect to delays in payment and costs of enforcement) upon the liquidation of the Ten shares; provided that a Filing shall not, in and of itself, be deemed to constitute or give rise to a Material Adverse Effect.

“Material Contract” means (a) the contracts, licences and agreements listed and described on Schedule C to the CIT Credit Agreement, and (b) any other contract, licence or agreement (i) to which any Issuer or Guarantor is a party or bound, (ii) which is material to, or necessary in, the operation of the business of any Issuer or Guarantor, and (iii) which any Issuer or Guarantor cannot promptly replace by an alternative and comparable contract with comparable commercial terms.

“Permitted Holders” means (a) the late Israel Harold Asper (in this definition, the “Primary Permitted Holder”); (b) the spouse of the Primary Permitted Holder (including a widow or widower); (c) any lineal descendent of the Primary Permitted Holder (treating for this purpose, any legally adopted descendant as a lineal descendant); (d) the estate trustee of any Person listed in clauses (a) to (c); (e) any trust (whether testamentary or inter vivos) primarily for the lineal descendants of the Primary Permitted Holder, spouses of such lineal descendants, the Primary Permitted Holder himself or his spouse; and (f) any and all corporations which are directly or indirectly Controlled by any one or more of the foregoing.

 “Person” means any natural person, corporation, company, limited liability company, unlimited liability company, trust, joint venture, association, incorporated organization, partnership, Governmental Authority or other entity.

“Restricted Payment” shall mean, with respect to any Person, any payment by such Person (i) of any dividends on any of its Equity Securities, (ii) on account of, or for the purpose of setting apart any property for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any of its Equity Securities or any warrants, options or rights to acquire any Equity Securities, or the making by such Person of any other distribution in respect of any of its Equity Securities, (iii) of any principal of or interest or premium on or of any amount in respect of a sinking or analogous fund or defeasance fund for any Indebtedness of such Person ranking in right of payment or security subordinate to any liability of such Person under this Agreement, the Notes or the Security, (iv) of any principal of or interest or premium on or of any amount in respect of a sinking or analogous fund or defeasance fund for any Indebtedness of such Person to a shareholder of such Person or to an Affiliate of a shareholder of such Person, (v) in respect of an Investment, or (vi) of any management, consulting or similar fee or any bonus payment or comparable payment, or by way of gift or other gratuity, to any Affiliate of such Person or to any director or officer thereof.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

SCHEDULE G – PRINCIPAL AMOUNT OF NOTES

Purchaser	C$105M Principal (US$)

[Redacted individual Purchaser name and Notes for confidentiality reasons]

EXHIBIT A – FORM OF NOTE

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THESE SECURITIES MUST NOT TRADE THE SECURITIES BEFORE THE DATE THAT IS FOUR MONTHS AND A DAY AFTER THE LATER OF  (I) MAY [●], 2009, AND (II) THE DATE THE COMPANY BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY OF CANADA. - CANADIAN PURCHASERS

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS OR REGULATIONS AND CANNOT BE TRANSFERRED EXCEPT PURSUANT TO REGISTRATION UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS AND REGULATIONS OR AN EXEMPTION THEREFROM.

CANWEST MEDIA INC.

and CANWEST TELEVISION LIMITED PARTNERSHIP

12% Senior Secured Note

 ●, 2009

FOR VALUE RECEIVED, each of the undersigned, CANWEST MEDIA INC. and CANWEST TELEVISION LIMITED PARTNERSHIP (herein, collectively, called the “Company”), a corporation organized or a partnership formed and existing under the laws of Canada, hereby jointly and severally promises to pay to [___________________], or its successors or permitted assigns, the principal sum of ● THOUSAND U.S. DOLLARS (U.S.$●) on the Maturity Date, with interest (a) on the unpaid balance thereof at the interest rate specified in the Note Purchase Agreement (as defined below) from the date hereof, calculated daily and payable monthly in arrears on the first Business Day of the following month in accordance with the terms of the Note Purchase Agreement, commencing on ●, 2009, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal or any overdue payment of interest, calculated and payable in accordance with the terms of the Note Purchase Agreement (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to 2% above the interest rate on the Notes.

All interest payable by the Company hereunder shall accrue from day to day, computed as described herein and shall be payable after as well as before maturity, demand, default and judgment in accordance with the provisions of the Note Purchase Agreement referred to below.

Payments of principal or interest on this Note are to be made in lawful money of the United States to the holder of this Note or at such other place as the holder of this Note shall have designated by written notice to the Company as provided in the Note Purchase Agreement referred to below.

This Note is issued pursuant to the Note Purchase Agreement, dated as of May ●, 2009 (as from time to time amended, restated, replaced or modified, the “Note Purchase Agreement”), between inter alia the Company and the respective Purchasers named therein and is entitled to the benefits thereof.  Capitalized terms used and not otherwise defined herein shall have the meanings assigned thereto in the Note Purchase Agreement.

Upon surrender of this Note for transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to and in the name of, the transferee. Prior to due presentment for transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional and/or mandatory prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement.  In addition to payments of principal and interest required to be paid by the Company, the Company promises to pay the holder of this Note all fees required to be paid in respect of this Note pursuant to the terms of the Note Purchase Agreement.

If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Note Purchase Agreement.

This Note is secured by the Security.

This Note shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

CANWEST MEDIA INC.
By:
Name: Title:
By:
Name: Title:

CANWEST TELEVISION LIMITED PARTNERSHIP, by its general partner, CANWEST TELEVISION GP INC.
By:
Name: Title:
By:
Name: Title:

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